Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports First Quarter 2018 Results

Revenue increased 203% compared to the three-month period in the prior year

Call scheduled for today, May 10, at 4:30 pm ET

TUCSON, Ariz., May 10, 2018 – HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a provider of instruments, reagents and services for molecular profiling applications, today reported financial results for the first quarter ended March 31, 2018.

Recent Accomplishments & Highlights:

•

Entered into a third statement of work for a new clinical assay development program under its Master Assay Development, Commercialization and Manufacturing Agreement (the “Governing Agreement”) with QIAGEN Manchester Limited, a wholly owned subsidiary of QIAGEN N.V.

•

Announced the second amendment to the first statement of work for next phase development activities under the Governing Agreement, representing low, single-digit millions of dollars in development fees and profit sharing payments.

•

Entered into a non-exclusive license and supply agreement with Firalis S.A. (“Firalis”) enabling Firalis to develop and commercialize a theranostic test to predict a rheumatoid arthritis (RA) patient’s response to anti‑TNFα therapy, the primary therapy for millions of RA patients. The new assay using Firalis’ gene expression signature, BIOPRED, would be commercialized on the HTG EdgeSeq platform.

•	Announced a new Precision Immuno-Oncology panel of over 1,300 genes with an expected Q3 2018 availability, to be featured at the 2018 American Society of Clinical Oncology (ASCO) annual meeting.

•	Completed an underwritten public offering of 13,915,000 shares of its common stock at a price of $2.90 per share for aggregate net proceeds of approximately $37.7 million.

•

Entered into a senior debt facility for up to $30.0 million with MidCap Financial (MidCap), a healthcare technology firm, to replace its existing senior credit facility and provide additional working capital for the Company.

•

Announced the promotion of John Lubniewski to President and Chief Operating Officer. Mr. Lubniewski has served as HTG’s chief business officer for the past seven years, bringing over three decades of experience in the life science industry.

“We are off to a solid start in 2018 and executing well, but continue to expect uneven quarterly revenue,” said TJ Johnson, Chief Executive Officer of HTG. “Our BioPharma programs are progressing as expected, we are launching an exciting new immuno-oncology panel early in the third quarter of 2018, and believe we have additional, potential catalysts in front of us.”

First Quarter 2018 Financial Results:

Total revenue for the first quarter of 2018 was $4.2 million, an increase of 203% over the same period in the prior year. The increase in current year revenue is primarily due to our BioPharma development programs and steady growth of our RUO profiling services.

Product and product-related services revenue was $1.7 million, compared to $1.4 million to the same period in 2017. Collaborative development services revenue was approximately $2.4 million compared to $0 for the same period in 2017.

Gross margin was $3.0 million for the first quarter of 2018 compared to $76,000 for the first quarter of 2017. Net loss from operations for the first quarter of 2018 was $5.2 million compared to $5.4 million for the first quarter of 2017. Net loss per share was $(0.22) for the first quarter of 2018 compared to $(0.73) for the first quarter of 2017.

HTG ended the first quarter with $45.6 million including cash, cash equivalents and short term, available-for-sale securities investments.

2018 Revenue Guidance:

HTG is increasing the lower end of the Company’s full-year revenue guidance to $21.0 to $25.0 million. Previous guidance was $20.0 to $25.0 million.

Conference Call and Webcast:

HTG will host an investment community conference call today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details follow:

Date:Thursday, May 10, 2018

Time:4:30 p.m. Eastern Time

Toll Free:(866) 548-4713

International:(323) 794-2093

Conference ID:5477857

Webcast:http://public.viavid.com/index.php?id=129155

About HTG:

HTG is focused on next generation sequencing (NGS) based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. Our mission is to empower precision medicine at the local level.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our planned Precision Immuno-Oncology panel, and our revenue and operational expectations. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, the risk that the Precision Immuno-Oncology panel may not function or provide benefits to our customers as expected, the risk that we may not achieve our revenue expectations for 2018 (including, without limitation, due to variations from our expectations in the amount or timing of work we perform under one or more companion diagnostic development programs with large pharma customers, which development programs comprise an increasing portion of our business and therefore have the ability to significantly impact the timing and amount of revenue recognized in one or more fiscal periods), the risk that we may not realize the benefits expected under our collaboration agreements, risks associated with our ability to successfully commercialize our products; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; the level and availability of first party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of first parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2017. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue:
Product and product-related services	$1,733,546	$1,371,169
Collaborative development services	2,425,106	—
Total revenue	4,158,652	1,371,169
Cost of revenue	1,137,063	1,295,302
Gross margin	3,021,589	75,867

Operating expenses:
Selling, general and administrative	5,657,832	4,238,467
Research and development	2,589,286	1,267,063
Total operating expenses	8,247,118	5,505,530
Operating loss	(5,225,529)	(5,429,663)
Loss on settlement of Growth Term Loan	(105,064)	—
Other expense, net	(49,354)	(386,331)
Net loss before income taxes	(5,379,947)	(5,815,994)
Provision for income taxes	—	280
Net loss	$(5,379,947)	$(5,816,274)

Net loss per share, basic and diluted	$(0.22)	$(0.73)
Shares used in computing net loss per share, basic and diluted	24,704,128	7,971,097

HTG Molecular Diagnostics, Inc.
Balance Sheets

	March 31,	December 31,
	2018	2017
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$20,530,960	$9,968,600
Short-term investments available-for-sale, at fair value	25,125,209	—
Accounts receivable	2,836,526	6,356,268
Contract assets	167,835	—
Inventory, net of allowance of $63,943 at March 31, 2018 and $62,142 at December 31, 2017	1,042,017	1,180,521
Prepaid expenses and other	464,562	443,068
Total current assets	50,167,109	17,948,457

Deferred offering costs	—	2,953
Deferred MidCap revolving loan costs	79,197	—
Property and equipment, net	3,099,479	3,304,890
Total assets	$53,345,785	$21,256,300

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	2,216,115	2,438,798
Accrued liabilities	1,681,183	3,746,786
Contract liabilities - current	462,934	665,882
NuvoGen obligation - current	560,668	496,442
Growth Term Loan payable - current, net of discount and debt issuance costs	—	5,793,599
Other current liabilities	202,564	200,460
Total current liabilities	5,123,464	13,341,967
NuvoGen obligation - non-current, net of discount	7,268,161	7,520,913
Convertible note, related party - net of debt issuance costs	2,964,123	2,960,760
MidCap Term Loan payable - net of discount and debt issuance costs	6,585,731	—
Other non-current liabilities	435,017	492,197
Total liabilities	22,376,496	24,315,837
Commitments and Contingencies (Note 13)
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 200,000,000 shares authorized at March 31, 2018 and December 31, 2017, 28,358,925 shares issued and outstanding at March 31, 2018 and 13,929,763 shares issued and outstanding at December 31, 2017	28,359	13,929
Additional paid-in-capital	170,898,089	131,492,595
Accumulated other comprehensive loss	(11,151)	—
Accumulated deficit	(139,946,008)	(134,566,061)
Total stockholders’ equity (deficit)	30,969,289	(3,059,537)
Total liabilities and stockholders' equity (deficit)	$53,345,785	$21,256,300

Contact:

Ashley Robinson

LifeSci Advisors, LLC

Phone: (617) 775-5956

Email: arr@lifesciadvisors.com

TJ Johnson
CEO
HTG Molecular Diagnostics
Phone: (520) 547-2827 x130
Email: tjjohnson@htgmolecular.com